FOR IMMEDIATE RELEASE

A.G. Edwards, Inc. Announces
Stock Buyback Authorization Of Up To 10 Million Shares

ST. LOUIS, November 22, 2004 - A.G. Edwards, Inc. (NYSE: AGE) announced that its Board of Directors authorized the repurchase of up to 10 million of its outstanding common shares, effective immediately and ending Dec. 31, 2006.

Under the Board's authorization, shares of the company's common stock may be repurchased from time to time in the open market or through private transactions. The Board gave management discretion as to the timing of buybacks and whether to purchase any or all of the authorization. Shares repurchased will be used, in part, to offset dilution from the company's stock-based employee-benefits and employee-compensation plans.

As of Oct. 31, 2004, A.G. Edwards, Inc. had approximately 77 million shares outstanding and has repurchased approximately 9 million shares under the buyback authorization that began Jan. 1, 2003 and remains in effect until Dec. 31, 2004. Since the end of fiscal 1999, the company has repurchased approximately 35 million shares.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 117 years, individuals and businesses have turned to A.G. Edwards & Sons to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial strategies tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass approximately 6,900 financial consultants in 717 offices nationwide and two European locations in London, England and Geneva, Switzerland. For more information on A.G. Edwards, please visit www.agedwards.com.

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